Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37878, 33-56827, 333-05799, 333-92329 and 333-92482) pertaining to the A. O. Smith Corporation 1990 Long-Term Executive Incentive Compensation Plan, the A. O. Smith Corporation Long-Term Executive Incentive Compensation Plan and the A. O. Smith Combined Executive Incentive Compensation Plan and in the related prospectuses of our report dated February 10, 2006 except as to note 18 which is as of June 13, 2006 with respect to the consolidated statements of financial position of GSW Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005, which report and comments appear in the Current Report on Form 8-K of A. O. Smith Corporation to be dated June 20, 2006.

Kitchener, Canada June 14, 2006	CHARTERED ACCOUNTANTS

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